SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 20, 2005

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

On December 20, 2005, Calvin Klein, Inc. (“CKI”), a wholly owned subsidiary of the registrant, Phillips-Van Heusen Corporation, entered into a stock purchase agreement (the “Agreement”), with Fingen Apparel N.V., a limited liability company organized and existing under the laws of the Netherlands (“Fingen Apparel”), Fingen S.p.A., a joint stock company organized and existing under the laws of Italy (“Fingen S.p.A.”), Euro Cormar S.p.A., a joint stock company organized and existing under the laws of Italy (“Euro Cormar” and, together with, Fingen Apparel, Fingen S.p.A. and CKI, the “Sellers”) and Warnaco Inc., a Delaware corporation (“Warnaco”), pursuant to which Warnaco will acquire 100% of the shares of certain companies owned by the Sellers (collectively, the “Companies”) that operate the licenses and related wholesale and retail businesses of Calvin Klein jeans and accessories in Europe and Asia and the CK Calvin Klein line of bridge sportswear and accessories in Europe for €240 million (the “Base Purchase Price”).  The Base Purchase Price is subject to certain adjustments, including for working capital.  CKI is a minority shareholder of certain of the Companies and is entitled to receive approximately 20% of the net proceeds.

The Agreement contains customary representations, warranties and covenants.  The consummation of the transactions contemplated under the Agreement is subject to the satisfaction or waiver of certain conditions, including Italian regulatory approval and receipt by Warnaco of certain audited financial statements of the Companies.  The closing is expected to occur in the first quarter of calendar 2006.

CKI is the licensor of the businesses being acquired pursuant the Agreement.  In addition, CKI is the licensor under several existing licensing agreements pursuant to which Warnaco currently designs, sources, markets, distributes and sells certain Calvin Klein products.  Warnaco, under an administration agreement with CKI, also pays CKI a fee based on Warnaco’s worldwide sales of men’s underwear and sleepwear and women’s intimate apparel and sleepwear.

One of the Companies’ wholly owned subsidiaries which, as of the date of the Agreement, is jointly-owned by Fingen Apparel and CKI, currently distributes Calvin Klein underwear for an affiliate of Warnaco in certain countries in Asia.  Upon the consummation of the transaction, such subsidiary will be, directly or indirectly, wholly-owned by Warnaco.

This description of the Agreement is qualified in its entirety by reference to the full text thereof, a copy of which is filed as an exhibit to this Current Report on Form 8-K.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

 (c)

Exhibits:

Exhibit           Description

10.1

Stock Purchase Agreement, dated as of December 20, 2005, by and among Warnaco Inc., Fingen Apparel N.V., Fingen S.p.A., Euro Cormar S.p.A., and Calvin Klein, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By:

/s/ Mark D. Fischer

      Mark D. Fischer, Vice President

Date:   December 22, 2005